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                                                                   Exhibit 10.22



                           JOINT MARKETING AGREEMENT


     This JOINT MARKETING AGREEMENT is entered into this 14th day of June, 1995 ("Effective Date") by and between SHELDAHL, INC., a Minnesota corporation ("SHELDAHL"), and MENTOR GRAPHICS CORPORATION, an Oregon corporation ("MENTOR GRAPHICS").

                                    RECITALS
                                    --------

     1. SHELDAHL has developed and is currently testing and producing materials known as ViaGrid/TM/.

     2. MENTOR GRAPHICS is a world leader in computer-aided design of electronic circuitry.

     3. The parties wish to work together to develop electronic packaging designs on standard ViaGrid/TM/ and custom ViaGrid/TM/ materials produced by SHELDAHL.

     NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the parties agree as follows:

Section 1.  Definitions.

     1.1 "Approved Account" means those companies designated on Exhibit A as approved accounts and such other companies agreed to by SHELDAHL and MENTOR GRAPHICS in writing.

     1.2 "Excluded Account" means those companies designated on Exhibit A as Excluded Accounts which shall be excluded from the application of the terms of this Agreement unless agreed by SHELDAHL in writing.

     1.3 "Production Units" means those non-Prototype ViaGrid/TM/ units accepted by the Approved Account to be used in a product.

     1.4 "Program" means production using ViaGrid/TM/ with a design tested and accepted by the Approved Account under the terms of this Agreement.

     1.5 "Prototype" means those ViaGrid/TM/ units that are produced for an Approved Account's internal verification engineering and/or manufacturing to prove the design and manufacturing processes associated with a product.

     1.6 "Royalty Product" means any construction of ViaGrid/M/ that is produced for an Approved Account by SHELDAHL utilizing a design tested and accepted by the Approved Account during the term of this Agreement or a derivative of such design for the same part, purpose and platform and pursuant to the same Program with the Approved Account, provided MENTOR GRAPHICS has
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contributed to the establishment of the Approved Account and its relationship with SHELDAHL pursuant to the terms of this Agreement by (a) establishing ViaGrid/TM/ in the specifications of the design and the design results in a ViaGrid/TM/ solution; (b) designing a Prototype and the design results in a ViaGrid/TM/ solution; (c) converting a Prototype design to a Production Unit design; or (d) any combination of the above.

     1.7 "ViaGrid/TM/" means a dielectric, polymeric film material carrying one or more copper conductive layers and one or more resist layers with vias. Supply of ViaGrid/TM/ with vias smaller than 3 mil will be limited by SHELDAHL's capacity and other commitments.

Section 2.  COOPERATION.

     2.1 The parties will work together to develop electronic packaging designs on standard ViaGrid/TM/ and custom ViaGrid/TM/ materials during the term of this Agreement.

     2.2 To assure a continuous and free exchange of information regarding design opportunities, the parties hereby establish a Joint Review Board of equal members from each party at least one technically trained and experienced employee from each party ("Joint Review Board"). The Joint Review Board shall meet as often as appropriate to review and approve design opportunities, identify and agree on additional Approved Accounts and carry out its other obligations specified in this Agreement. Action by the Joint Review Board shall be unanimous. Each party shall bear its own costs and expenses in connection with the meetings of the Joint Review Board. The Marketing Liaisons identified in Section 2.3 may designate other company representatives from time to time to act as Joint Review Board members by written notice to the other party.

     2.3 Ellen McCoy shall be SHELDAHL's designated person responsible for marketing and G. White, as well as additional people designated by SHELDAHL, shall be the designated persons responsible for the manufacturing process and design implementation. The designated account manager of MENTOR GRAPHICS and Armagan Akar, as well as additional people designated by MENTOR GRAPHICS, will be the designated persons responsible for fulfilling MENTOR GRAPHICS' obligations under this Agreement. In the event of changes in any responsible person designated by either party under this Section 2.3 ("Marketing Liaisons"), such party shall promptly notify the other party of the change and identify a replacement.

Section 3.  Mentor Graphics' Responsibilities.

     3.1 MENTOR GRAPHICS shall use reasonable efforts to (a) recommend ViaGrid/TM/ to Approved Accounts for applicable design

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solutions and (b) deliver design expertise to the Approved Accounts to develop electronic packaging designs on ViaGrid/TM/ materials which satisfy the Approved Account's specifications.

     3.2 MENTOR GRAPHICS shall use reasonable efforts to produce and submit for publication three articles for trade publications that describe the relationship between SHELDAHL and MENTOR GRAPHICS and the application successes both parties have achieved together.

     3.3 MENTOR GRAPHICS shall focus its efforts under this Agreement on designers and design services for application in PCMCIA, disk drive, and density patch products for memory devices and may pursue designs in any other segment for which ViaGrid/TM/ and the subject matter of this Agreement may have application.

Section 4.  Sheldahl's Responsibilities.

     4.1 SHELDAHL shall manage the production and assembly and material delivery channels to produce the ViaGrid/TM/ product utilizing the Approved Account's design.

     4.2 SHELDAHL shall coordinate sales between MENTOR GRAPHICS and SHELDAHL's electronic packaging partner and delivery of Prototypes to the Approved Accounts.

     4.3 SHELDAHL and MENTOR GRAPHICS agree that any Approved Account may use the design kit developed by them through the ARPA Consortium for standard ViaGrid/TM/. MENTOR GRAPHICS shall use its current tool systems for all other designs (i.e., MCM station).

     4.4 SHELDAHL will refer customer interest in tools for design to MENTOR GRAPHICS.

     4.5 SHELDAHL shall use reasonable efforts to promote and position Mentor Graphics with the Approved Accounts as its primary design vendor for ViaGrid/TM/ solutions.

Section 5.  Design Services.

     5.1 MENTOR GRAPHICS shall, upon its acceptance of an engagement for services, provide design assistance to the Approved Accounts to the extent requested in a written statement of work ("SOW") from SHELDAHL or a SOW developed by a MENTOR GRAPHICS professional services representative with an Approved Account. The Joint Review Board shall review and approve the design services targeting the ViaGrid/TM/ material, including the costs of such services. A major criteria for determining the costs is the mutual desire of the parties to present a price point that enables the Approved Account to bring its product implemented in ViaGrid/TM/ to market quickly and affordably. As of the Effective Date, the parties have identified a rate for design

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services of $135 per hour as meeting this criteria.  This targeted rate, however, may be changed by the Joint Review Board consistent with the major criteria above, for reasons such as (a) existing business arrangements with a customer; (b) then current market conditions; (c) changes in MENTOR GRAPHICS' cost structure; or (d) the likelihood of resulting royalties. MENTOR GRAPHICS shall provide the Joint Review Board with an estimate of total fees and expenses to be incurred for the design services. Services shall start subsequent to approval by the Joint Review Board, execution of applicable agreements, and receipt and acceptance of a purchase order. Services shall be provided by MENTOR GRAPHICS to Approved Accounts under terms similar to the MENTOR GRAPHICS Professional Services Agreement and SOW attached as Exhibits B and C, respectively. All such design services shall be on standard or custom ViaGrid/TM/ materials.

     5.2 If the Approved Account contracts with SHELDAHL directly, SHELDAHL and MENTOR GRAPHICS shall sign an SOW in the form of Exhibit C. SHELDAHL shall pay MENTOR GRAPHICS $135 per hour plus reasonable travel-related expenses incurred in connection with such design services. MENTOR GRAPHICS shall invoice SHELDAHL for such services on a monthly basis. Payment terms shall be net 30 days after receipt by SHELDAHL of MENTOR GRAPHICS' invoice. The services specified in the SOW shall be subject to the terms of this Agreement and the terms of Exhibit B to the extent consistent with this Agreement. In the event of any conflict in such terms, the terms of this Agreement shall control.

     5.3 SERVICES AND THE RESULTS ARE PROVIDED "AS IS" AND MENTOR GRAPHICS MAKES NO WARRANTY WITH REGARD TO SERVICES OR RESULTS, EITHER EXPRESS OR IMPLIED. MENTOR GRAPHICS SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. MENTOR GRAPHICS IS NOT OBLIGATED TO SUPPORT ANY SOFTWARE OR OTHER MATERIAL THAT IT PROVIDES UNDER THIS AGREEMENT.

     5.4 EXCEPT AS PROVIDED IN SECTION 5.5, (A) NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CLAIMS AGAINST IT BY ANY PARTY NOT A PARTY TO THIS AGREEMENT, (B) NEITHER PARTY SHALL BE LIABLE FOR LOSS OF PROFITS, INTERRUPTION OF SERVICE, OR FOR ANY OTHER SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES AND
(C) IN NO EVENT SHALL MENTOR GRAPHICS' LIABILITY TO SHELDAHL FOR DAMAGES EXCEED THE FEES AND ROYALTIES PAID UNDER THIS AGREEMENT FOR SERVICES PROVIDED HEREUNDER.

     5.5 Each party shall indemnify and hold the other party harmless from and against all loss, claims, costs, expenses, damages and liabilities, including reasonable attorneys' fees, which the other party may suffer or be required to pay arising out of injuries to persons (including death) or damage to tangible property solely and directly caused by the negligence or

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willful misconduct of the indemnifying party's agents or employees.

     5.6 The provisions of Sections 2 and 3 of Exhibit B apply to the ownership and licensing of any Intellectual Property developed under this Agreement (as Intellectual Property is defined in Section 2.1 of Exhibit B), with the following three exceptions. Any Intellectual Property which is embodied in ViaGrid/TM/ or its manufacture ("ViaGrid/TM/ Technology") shall be the sole property of SHELDAHL and shall be transferred to SHELDAHL pursuant to the assignment provisions of Section 2.2 of Exhibit B. Intellectual Property which is embodied in MENTOR GRAPHICS' software, tool set or related design services (other than the design kit developed by MENTOR GRAPHICS and SHELDAHL under the ARPA Consortium, which is jointly owned) or in development processes, training and documentation associated with such software, tool set and related design services ("MG Technology") shall be the sole property of MENTOR GRAPHICS and shall be subject to the licensing provisions of Exhibit B. Intellectual Property which is not ViaGrid/TM/ Technology or MG Technology shall be jointly owned. With respect to such jointly owned Intellectual Property either party may utilize, use or exercise its undivided rights without the consent of the other party and without accounting to the other party, provided that the parties shall cooperate in the pursuit of any patent applications related to such jointly owned Intellectual Property. If the patent application is pursued, the parties shall agree upon the details for filing such protection and any enforcement issues thereof at the given time.

Section 6.  Royalty Payments and Reports.

     6.1 As additional consideration for MENTOR GRAPHICS' services hereunder, SHELDAHL agrees to pay MENTOR GRAPHICS a royalty of $1.50 per square foot for each design on custom ViaGrid/TM/ and $3.50 per square foot for each design on standard ViaGrid/TM/ for each Royalty Product sold to an Approved Account during a period, whichever is shorter, of (a) 5 years from initial production of the Royalty Product; (b) the date this Agreement is terminated pursuant to Section
10.2 as a result of a breach by MENTOR GRAPHICS of a material provision of this Agreement; or (c) the completion of the Program for the Royalty Product between SHELDAHL and the Approved Account. Royalties for Royalty Products shall begin to accrue after SHELDAHL or its subcontracted manufacturers begins shipping Royalty Products to the Approved Account regardless of the date that the design is initiated. All royalty payments shall be made on a quarterly basis as set forth in Section 6.2 below.

     6.2 Within 30 days after the end of each calendar quarter, SHELDAHL shall furnish MENTOR GRAPHICS with a written report setting forth the square footage of each Royalty Product with respect to which any royalty payments are payable under Section 6.1 and the amount of royalty payment payable with respect to that Royalty Product; and the aggregate amount of all royalty

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payments payable under Section 6.1.  SHELDAHL shall use all reasonable efforts to provide a preliminary report of royalty payments by the end of each calendar quarter. The cut-off date for royalty data to be provided to MENTOR GRAPHICS will be the 15th day of the last month of a quarter.

     6.3 Notwithstanding anything contained herein to the contrary, no royalty payment shall be due or payable under this Section 6 on Royalty Products which are Prototypes that do not become Production Units, or Royalty Products which are not accepted by the Approved Account within 90 days of the date of sale or are returned by the Approved Account or Royalty Products which, after acceptance, are recalled but not replaced by SHELDAHL.

     6.4 SHELDAHL shall keep accurate records in sufficient detail to permit MENTOR GRAPHICS to determine the amount of royalty payments payable hereunder. On reasonable written notice from MENTOR GRAPHICS, SHELDAHL shall permit such records to be inspected by a MENTOR GRAPHICS' certified public accountant during normal business hours, but only to the extent necessary to verify the amount of royalty payments payable or accrued hereunder.

     6.5 Except as provided in Section 6.1(b), this Section 6 shall survive any termination or expiration of the Agreement.

Section 7.  Confidentiality.

     To assist in their performance under this Agreement the parties may exchange certain information, including technical and marketing information, which the disclosing party deems confidential. All confidential information disclosed under this Agreement will be disclosed and treated in accordance with the Confidential Information Exchange Agreement (CIEA) attached as Exhibit D.

Section 8.  Non-Exclusivity.

     8.1 Notwithstanding anything to the contrary herein, in the event (a) MENTOR GRAPHICS fails to meet its obligations under this Agreement, any work order with SHELDAHL or SOW; (b) MENTOR GRAPHICS declines an engagement for services proposed by SHELDAHL or an Approved Account or (c) an Approved Account has specified a design company other than MENTOR GRAPHICS after each party has asserted reasonable efforts in converting such account, then SHELDAHL may contract with other design companies and shall have no liability to MENTOR GRAPHICS with respect to any resulting design and no royalty obligation hereunder.

     8.2 In the event the SHELDAHL members of the Joint Review Board do not approve a design opportunity proposed by MENTOR GRAPHICS after discussion of all relevant issues by the Joint Review Board and approval of such design opportunity by the MENTOR GRAPHICS members of the Joint Review Board, SHELDAHL shall not independently solicit such design opportunity during the term of this Agreement without allowing MENTOR GRAPHICS to participate

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in such opportunity under the terms of this Agreement including Section 8.1 above.

Section 9.  Publicity.

     9.1 SHELDAHL and MENTOR GRAPHICS will jointly share products and literature at the Design Show, IPC Show and SAE Show. A joint press release announcing this Agreement will be approved by both parties and promptly released by both parties.

     9.2 SHELDAHL shall publicly refer to MENTOR GRAPHICS as its EDA and design partner. MENTOR GRAPHICS shall refer to SHELDAHL as its materials and design partner on high performance materials.

Section 10.  Term and Termination.

     10.1 The term of this Agreement shall be for a period of 24 months from the Effective Date, subject to earlier termination as provided below. The parties may extend the term of this Agreement by subsequent written agreement.

     10.2 If either party defaults on or breaches any material provision of this Agreement, the party not in default or breach shall have the right to cancel this Agreement upon written notice provided the defaulting party does not correct the default or breach within the applicable cure period. In the event of a breach of the obligations of a party under this Agreement, the nonbreaching party shall provide written notice to the breaching party setting forth, in sufficient detail, a description of the breach and the applicable cure period. If the breach is either party's breach of the confidentiality provisions, the notice of breach shall provide for a cure period of not less than five days.
For all other types of breach, including without limitation the failure to pay any amounts due in a timely manner, the notice of breach shall provide for a cure period of not less than 30 days.

     10.3 Either party may terminate this Agreement in the event that proceedings for a reorganization, liquidation, bankruptcy or receivership are filed or instituted against the other party.

     10.4 At the end of the term of this Agreement, neither party will have any liability to the other except with respect to any breach of any obligations under this Agreement and except for any obligations under this Agreement which by their terms continue after termination of this Agreement.

     10.5 Termination or expiration of this Agreement shall have no effect on SHELDAHL's obligations to make payment for services performed under this Agreement or to pay royalties to the extent required under Section 6.

Section 11.  Independent Parties.

     Nothing in this Agreement is intended to create a joint venture, partnership, corporation or other association between SHELDAHL and MENTOR GRAPHICS. Neither party to this Agreement

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has authority to act on behalf of the other or to incur any financial obligations or liability on behalf of the other; if, despite such intention, a claim arises against one of the parties based on actions of the other, the party responsible for such actions will fully indemnify the party against whom such claim is made. The provisions of this Section 11 shall survive termination of this Agreement for any reason.

Section 12.  Arbitration.

     Any dispute between the parties arising out of or concerning the subject matter of, or the respective rights or obligation of the parties under, this Agreement shall be submitted to arbitration if it cannot be resolved by the parties. If arbitration is requested by SHELDAHL, the arbitration proceedings shall be conducted in Wilsonville, Oregon in accordance with the rules of the American Arbitration Association then in effect. If arbitration is requested by MENTOR GRAPHICS, the arbitration proceeding shall be conducted in Minneapolis, Minnesota, in accordance with the rules of the American Arbitration Association then in effect. The arbitrator's award shall be final and binding and may be enforced in any court of competent jurisdiction. The non-prevailing party shall pay the prevailing party's costs and expenses (including reasonable attorneys' fees) incurred in enforcing any such arbitration award.

Section 13. Governing Law.

       This Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of Oregon.

Section 14. Force Majeure.

     Both parties to this Agreement shall be excused from the performance of their obligations hereunder, and shall be excused for so long as such condition continues, if such performance is prevented by conditions beyond the control of the parties, such as acts of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, strike, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

Section 15. Notice Provisions.

     Any notice required or permitted to be given hereunder shall be in writing and any notice shall be deemed to have been given when delivered in person, by fax, or three (3) days after the date upon which it is mailed, postage prepaid, by certified or registered airmail, properly addressed to the addresses written below:

     If to SHELDAHL:    Sheldahl, Inc.
                        1150 Sheldahl Road
                        Northfield, MN  55057
                        Attn: James E. Donaghy
                        Fax No.: 507-663-8435

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     If to MENTOR GRAPHICS:    Mentor Graphics Corporation
                               8005 S.W. Boeckman Road
                               Building 04118
                               Wilsonville, OR  97070
                               Attn: General Counsel
                               Fax No.: 503-685-1485

Section 16.  Assignments.

     This Agreement is binding upon shall inure to the benefit of the parties and their successors and assigns; provided that neither the rights nor the obligations hereunder may be assigned by either party without the prior written consent of the other party except to the assigning party's parent, subsidiary, or other enterprise fifty percent or more of the voting power of which is owned by such party.

Section 17.  Modification.

     No modification or any claimed waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by a duly authorized officer of the party against whom such modification or waiver is sought.

Section 18.  Entire Agreement; Exhibits.

     18.1 This Agreement shall constitute the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements between the parties related to the subject matter hereof.

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     18.2  The following documents are attached to and made a part of this
Agreement:

           Exhibit A     Approved Accounts and Excluded Accounts
           Exhibit B     Mentor Graphics Professional Services Agreement
           Exhibit C     Mentor Graphics Statement of Work
           Exhibit D     Confidential Information Exchange Agreement

Section 19.  Counterparts.

     This Agreement may be signed in any one or more counterparts, each of which taken together shall constitute one and the same instrument.


     IN WITNESS WHEREOF, each party has caused a duly authorized representative to execute this Agreement.

               SHELDAHL, INC.



               By      /s/ James E. Donaghy
                 ---------------------------------
                 Its   President
                       ---------------------------



               MENTOR GRAPHICS CORPORATION
                 Professional Services Division


               By      /s/ Russell F. Henke
                  --------------------------------
                  Its   V.P./General Manager
                       ---------------------------

               MENTOR GRAPHICS CORPORATION
                 Corporate Contracts


               By      /s/ Charles Tryon
                 ---------------------------------
                 Its   Director of Contracts
                       ---------------------------

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